SENSATA TECHNOLOGIES REPORTS FOURTH QUARTER
AND FULL YEAR 2018 FINANCIAL RESULTS
Swindon, United Kingdom – February 6, 2019 - Sensata Technologies (NYSE: ST), a global industrial technology company and a leading provider of sensors, today announced financial results for its fourth quarter and full year ended December 31, 2018.
Fourth Quarter Ended December 31, 2018
Revenue in the fourth quarter of 2018 was $847.9 million, an increase of $7.4 million, or 0.9%, from revenue of $840.5 million in the fourth quarter of 2017. Excluding a 0.7% negative effect from changes in foreign currency exchange rates and a 1.9% decline from the net effect of acquisitions and divestitures, Sensata reported organic revenue growth of 3.5% in the fourth quarter of 2018.
Net income in the fourth quarter of 2018 increased 50.2%, totaling $254.1 million, which was 30.0% of revenue, or $1.54 per diluted share, compared to net income of $169.1 million in the fourth quarter of 2017, which was 20.1% of revenue, or $0.98 per diluted share.
Adjusted net income in the fourth quarter of 2018 grew 5.5%, totaling $157.6 million, which was 18.6% of revenue, or $0.95 per diluted share, compared to adjusted net income of $149.4 million in the fourth quarter of 2017, which was 17.8% of revenue, or $0.87 per diluted share. Adjusted EBIT totaled $209.0 million, or 24.7% of revenue, in the fourth quarter of 2018 compared to adjusted EBIT of $200.6 million, or 23.9% of revenue, in the fourth quarter of 2017.
Changes in foreign currency exchange rates increased Sensata's adjusted EBIT margin by 60 basis points, and increased Sensata's adjusted earnings per share by $0.02 in the fourth quarter of 2018 compared to the prior year period.
Full Year Ended December 31, 2018
Revenue for the full year ended December 31, 2018 was $3.5 billion, an increase of $214.9 million, or 6.5%, from revenue of $3.3 billion for the full year ended December 31, 2017. Excluding a 1.3% positive effect from changes in foreign currency exchange rates and a 0.8% negative effect from the net impact of acquisitions and divestitures, Sensata reported organic revenue growth of 6.0% in the full year ended December 31, 2018.
Net income for the full year ended December 31, 2018 grew 46.7%, totaling $599.0 million, which was 17.0% of revenue, or $3.53 per diluted share, compared to net income of $408.4 million for the full year ended December 31, 2017, which was 12.3% of revenue, or $2.37 per diluted share.
Adjusted net income for the full year ended December 31, 2018 grew 12.9%, totaling $619.4 million, which was 17.6% of revenue, or $3.65 per diluted share, compared to adjusted net income of $548.7 million, which was 16.6% of revenue, or $3.19 per diluted share. Adjusted EBIT grew 9.5%, totaling $821.4 million, or 23.3% of revenue, for the full year ended December 31, 2018 compared to adjusted EBIT of $750.5 million million, or 22.7% of revenue, for the full year ended December 31, 2017.

Changes in foreign currency exchange rates increased Sensata's revenues by $41.9 million, increased adjusted EBIT margin by 10 basis points, and increased Sensata's adjusted earnings per share by $0.08 for the full year 2018 compared to the prior year. Additionally, acquisitions and divestitures, net reduced Sensata's revenues by $26.1 million, reduced the Company's adjusted EBIT by $7.3 million, and reduced adjusted EBIT margin by 10 basis points.
“During 2018, we made significant progress against our key operational priorities. We accelerated our organic revenue growth to 6%, we increased our adjusted EBIT margins by 60 basis points, we grew our adjusted earnings per share by 14%, and we repurchased approximately $400 million of Sensata shares,” said Martha Sullivan, Chief Executive Officer. “We generated strong secular growth throughout the year and sustained this outgrowth in the fourth quarter despite facing a weaker than expected market in China and higher than expected inventory corrections at the end of quarter.

"As we look ahead to 2019, we are confident in our ability to sustain our secular growth, but the market trends we experienced in the fourth quarter lead us to anticipate weaker end markets in the coming year. We expect to generate double-digit growth in adjusted earnings per share in 2019, and we intend to continue executing value-creating capital deployment initiatives such as share repurchases and bolt-on acquisitions.”
Sensata repurchased 7.6 million shares for a total consideration of approximately $400 million during 2018. The Company currently has authorization to repurchase up to an additional $250 million of shares.
Sensata’s ending cash balance at December 31, 2018 was $729.8 million, compared to $753.1 million as of December 31, 2017. During the full year ended December 31, 2018, Sensata generated operating cash flows of $620.6 million and free cash flow of $460.8 million.
Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2018	2017	2018	2017
Performance Sensing revenue	$638,994	$634,696	$2,627,651	$2,460,600
Performance Sensing profit	$177,516	$180,695	$712,682	$664,186
% of Performance Sensing revenue	27.8%	28.5%	27.1%	27.0%

Sensing Solutions revenue	$208,928	$205,838	$893,976	$846,133
Sensing Solutions profit	$68,760	$67,539	$293,009	$277,450
% of Sensing Solutions revenue	32.9%	32.8%	32.8%	32.8%

Performance Sensing’s profit as a percentage of revenue totaled 27.8% in the fourth quarter of 2018. Excluding the impact of changes in foreign currency exchange rates and the net impact of acquisitions and divestitures, Performance Sensing’s profit as a percentage of revenue was 27.3%. Sensing Solutions' profit as a percentage of revenue totaled 32.9% in the fourth quarter of 2018. Excluding the impact of changes in foreign currency exchange rates and the net impact of acquisitions and divestitures, Sensing Solutions' profit as a percentage of revenue was 32.4%.

Guidance
For the full year 2019, the Company anticipates revenue to be between $3.580 and $3.680 million representing year-over-year revenue growth of approximately 2 to 5 percent. Excluding changes in foreign currency exchange rates and the net effect of acquisitions and divestitures, Sensata expects to report organic revenue growth of approximately 2 to 5 percent for the full year 2019. For full year 2019, Sensata expects adjusted EBIT to be between $858 and $886 million. Additionally, the Company expects adjusted net income to be between $643 and $669 million and adjusted earnings per share to be between $3.94 and $4.10 for full year 2019, representing growth of 8 to 12 percent. Sensata expects that changes in foreign currency exchange rates will decrease revenues between $8 and $24 million and will increase adjusted earnings per share by $0.14 to $0.17 for full year 2019.
For the first quarter of 2019, Sensata anticipates revenue to be between $840 and $864 million compared to $886.3 million in the first quarter of 2018, representing a revenue decline of between 3 and 5 percent. Excluding changes in foreign currency exchange rates and the net effect of acquisitions and divestitures, Sensata expects to report organic revenue decline of between 0 and 2 percent in the first quarter. Additionally, the Company expects adjusted net income to be between $136 and $142 million and adjusted earnings per share to be between $0.83 and $0.87 in the first quarter of 2019, representing adjusted EPS between a decline of 2 percent and growth of 2 percent.
Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its fourth quarter and full year 2018 financial results and its outlook for the first quarter and full year 2019. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411. Callers should reference "the Sensata fourth quarter and full year 2018 earnings call". A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until February 13, 2019. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10127571.
About Sensata Technologies
Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation, and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted net income margin, adjusted earnings per share (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin, free cash flow, net debt, organic revenue growth, and segment profit margin measured on a constant currency basis. We also refer to the change of certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported or an organic basis, the latter of which excludes the impact of acquisitions, net of divested businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBIT is defined as net income, determined in accordance with U.S. GAAP, excluding interest expense, net, provision for/(benefit from) income taxes, and certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the repayment of debt obligations.

Organic revenue growth is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the impact of acquisitions, net of divested businesses for the first 12 months following the transaction date. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Segment profit margin measured on an organic basis is defined as segment profit, excluding acquisitions and divestiture completed within the last twelve months, and excluding the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period, divided by segment revenue, also adjusted to exclude the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, risks associated with regulatory, legal, governmental, political, economic, and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruptions, which could limit access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties with or failures integrating acquired businesses; market acceptance of new products; fluctuations in foreign currency exchange rates; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See "Risk Factors" in the Company's 2018 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended December 31,		For the full year ended December 31,
	2018	2017	2018	2017
Net revenue	$847,922	$840,534	$3,521,627	$3,306,733
Operating costs and expenses:
Cost of revenue	543,563	538,735	2,266,863	2,138,898
Research and development	35,498	33,122	147,279	130,127
Selling, general and administrative	69,877	75,086	305,558	301,896
Amortization of intangible assets	35,752	39,472	139,326	161,050
Restructuring and other charges, net	870	207	(47,818)	18,975
Total operating costs and expenses	685,560	686,622	2,811,208	2,750,946
Profit from operations	162,362	153,912	710,419	555,787
Interest expense, net	(38,871)	(39,183)	(153,679)	(159,761)
Other, net	(4,098)	725	(30,365)	6,415
Income before taxes	119,393	115,454	526,375	402,441
Benefit from income taxes	(134,706)	(53,675)	(72,620)	(5,916)
Net income	$254,099	$169,129	$598,995	$408,357

Net income per share:
Basic	$1.55	$0.99	$3.55	$2.39
Diluted	$1.54	$0.98	$3.53	$2.37

Weighted-average ordinary shares outstanding:
Basic	164,148	171,314	168,570	171,165
Diluted	165,291	172,604	169,859	172,169

SENSATA TECHNOLOGIES
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended December 31,		For the full year ended December 31,
	2018	2017	2018	2017
Net income	$254,099	$169,129	$598,995	$408,357
Other comprehensive (loss)/income, net of tax:
Cash flow hedges	(2,192)	(10,382)	37,363	(28,202)
Defined benefit and retiree healthcare plans	(5,025)	(2,384)	(377)	(895)
Other comprehensive (loss)/income	(7,217)	(12,766)	36,986	(29,097)
Comprehensive income	$246,882	$156,363	$635,981	$379,260

SENSATA TECHNOLOGIES
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$729,833	$753,089
Accounts receivable, net of allowances	581,769	556,541
Inventories	492,319	446,129
Prepaid expenses and other current assets	113,234	92,532
Total current assets	1,917,155	1,848,291
Property, plant and equipment, net	787,178	750,049
Goodwill	3,081,302	3,005,464
Other intangible assets, net	897,191	920,124
Deferred income tax assets	27,971	33,003
Other assets	86,890	84,594
Total assets	$6,797,687	$6,641,525

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$14,561	$15,720
Accounts payable	379,824	322,671
Income taxes payable	27,429	31,544
Accrued expenses and other current liabilities	218,130	259,560
Total current liabilities	639,944	629,495
Deferred income tax liabilities	225,694	338,228
Pension and other post-retirement benefit obligations	33,958	40,055
Capital lease and other financing obligations, less current portion	30,618	28,739
Long-term debt, net	3,219,762	3,225,810
Other long-term liabilities	39,277	33,572
Total liabilities	4,189,253	4,295,899
Total shareholders’ equity	2,608,434	2,345,626
Total liabilities and shareholders’ equity	$6,797,687	$6,641,525

SENSATA TECHNOLOGIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the full year ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net income	$598,995	$408,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	106,014	109,321
Amortization of debt issuance costs	7,317	7,241
Gain on sale of business	(64,423)	—
Share-based compensation	23,825	19,819
Loss on debt financing	2,350	2,670
Amortization of intangible assets	139,326	161,050
Deferred income taxes	(144,068)	(56,757)
Unrealized loss on hedges and other	18,176	781
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(66,949)	(94,836)
Net cash provided by operating activities	620,563	557,646

Cash flows from investing activities:
Acquisitions, net of cash received	(228,307)	—
Additions to property, plant and equipment and capitalized software	(159,787)	(144,584)
Proceeds from the sale of business, net of cash sold	149,777	—
Other	711	3,862
Net cash used in investing activities	(237,606)	(140,722)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	6,093	7,450
Payment of employee restricted stock tax withholdings	(3,674)	(2,910)
Proceeds from issuance of debt	—	927,794
Payments on debt	(15,653)	(943,554)
Payments to repurchase ordinary shares	(399,417)	—
Payments of debt and equity issuance costs	(9,931)	(4,043)
Other	16,369	—
Net cash used in financing activities	(406,213)	(15,263)
Net change in cash and cash equivalents	(23,256)	401,661
Cash and cash equivalents, beginning of period	753,089	351,428
Cash and cash equivalents, end of period	$729,833	$753,089

Revenue by Business, Geography, and End-Market (Unaudited)

(% of total revenue)	Three months ended December 31,		Full year ended December 31,
	2018	2017	2018	2017
Performance Sensing	75.4%	75.5%	74.6%	74.4%
Sensing Solutions	24.6%	24.5%	25.4%	25.6%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)	Three months ended December 31,		Full year ended December 31,
	2018	2017	2018	2017
Americas	41.2%	39.8%	42.0%	41.3%
Europe	28.3%	30.2%	29.2%	31.4%
Asia/Rest of World	30.5%	30.0%	28.8%	27.3%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)	Three months ended December 31,
	2018	2017
Automotive *	61.1%	63.0%
Heavy vehicle off-road	15.6%	13.9%
Appliance and heating, ventilation and air-conditioning	5.2%	5.8%
Industrial	9.8%	9.1%
Aerospace	4.8%	4.5%
All other	3.5%	3.7%
Total	100.0%	100.0%

*	Includes $11.6 million of revenue for the three months ended December 31, 2018 and $12.3 million of revenue for the three months ended December 31, 2017 reflected in the Sensing Solutions segment.

(% of total revenue)	Full year ended December 31,
	2018	2017
European automotive*	22.0%	24.0%
Asian/ROW automotive*	20.1%	19.1%
North American automotive*	18.3%	18.6%
Heavy vehicle off-road	15.6%	14.3%
Appliance and heating, ventilation and air-conditioning	5.9%	6.3%
Industrial	9.6%	9.4%
Aerospace	4.7%	4.6%
All other	3.8%	3.7%
Total	100.0%	100.0%

*
Contains revenue reflected in Sensing Solutions segment related to Company's electrical protection products sold into automotive industry. Total impact from all geographies totals $50.0 million for full year 2018 and $50.5 million for full year 2017.

	Three months ended December 31, 2018			Full year ended December 31, 2018
	Reported Growth	Organic Growth	End Market Growth	Reported Growth	Organic Growth	End Market Growth
Automotive *	(2.2%)	3.1%	(2.1%)	4.4%	4.5%	(0.7%)
Heavy vehicle and off-road	13.4%	13.6%	6.0%	16.8%	15.5%	7.2%

*	Excludes Toyota, adjusted for Sensata's geographic mix; amounts exclude revenues reflected in the Sensing Solutions segment for both the quarter and full year.

The following unaudited table reconciles Sensata’s net income to adjusted net income for the three months and full year ended December 31, 2018 and 2017.

(In 000s, except per share amounts)	Three months ended December 31,		Full year ended December 31,
	2018	2017	2018	2017

Net income	$254,099	$169,129	$598,995	$408,357
Restructuring related and other	9,764	3,032	28,035	21,331
Financing and other transaction costs	6,070	4,729	(40,344)	9,267
(Gain)/loss on commodity and other hedges	(1,253)	(2,124)	12,499	(7,365)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	36,170	40,294	141,193	165,040
Deferred income tax and other tax benefit, net	(149,044)	(67,343)	(128,261)	(55,156)
Amortization of debt issuance costs	1,837	1,713	7,317	7,241
Total adjustments	$(96,456)	$(19,699)	$20,439	$140,358
Adjusted net income	$157,643	$149,430	$619,434	$548,715
Weighted average diluted shares outstanding	165,291	172,604	169,859	172,169
Adjusted EPS	$0.95	$0.87	$3.65	$3.19

Sensata’s definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). Sensata’s deferred provision for/(benefit from) income taxes includes: adjustments for book-to-tax basis differences due primarily to the step-up in fair value of fixed and intangible assets and goodwill, the utilization of net operating losses, and adjustments to our U.S. valuation allowance. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions, and for the full year ended December 31, 2018 includes $8.9 million of current tax expense related to the repatriation of profits from certain subsidiaries in China to their parent companies in the Netherlands and the U.S. The decision to repatriate these profits was the result of Sensata's desire to reduce the Company's balance sheet exposure, and corresponding earnings volatility, related to the Chinese Renminbi.
As Sensata treats deferred income tax and other tax expense/(benefit) as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items above would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: $0.0 million and $0.0 million for the three months ended December 31, 2018 and 2017, respectively, and $0.0 million and $0.0 million for the full year ended December 31, 2018 and 2017, respectively; and Restructuring related and other of $(0.3) million and $(0.2) million for the three months ended December 31, 2018 and 2017, respectively, and $(1.3) million and $(0.5) million for the full year ended December 31, 2018 and 2017, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile net income to adjusted net income were recorded for the three months and full years ended December 31, 2018 and 2017:

($ in 000s)	Three months ended December 31,		Full year ended December 31,
	2018	2017	2018	2017

Cost of revenue	$8,246	$4,453	$20,753	$20,217
Selling, general and administrative	5,445	3,849	13,025	11,216
Amortization of intangible assets	34,060	37,883	132,706	155,292
Restructuring and other charges, net	870	(800)	(46,933)	6,243
Interest expense, net	1,837	1,713	7,317	7,241
Other, net	2,130	546	21,832	(4,695)
Benefit from income taxes	(149,044)	(67,343)	(128,261)	(55,156)
Total adjustments	$(96,456)	$(19,699)	$20,439	$140,358

The following unaudited table reconciles the Company's net cash provided by operating activities to free cash flow:

($ in 000s)	Three months ended December 31,			Full Year ended December 31,
	2018	2017	% Change	2018	2017	% Change
Net cash provided by operating activities	$200,424	$185,367	8.1%	$620,563	$557,646	11.3%
Additions to property, plant and equipment and capitalized software	(48,512)	(41,048)	(18.2%)	(159,787)	(144,584)	(10.5%)
Free cash flow	$151,912	$144,319	5.3%	$460,776	$413,062	11.6%

The following unaudited table reconciles Sensata’s diluted net income per diluted share to organic adjusted EPS growth for the three month and full year periods ended December 31, 2018 and 2017. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended December 31,		Full year ended December 31,
	2018	2017	2018	2017

Net income per diluted share	$1.54	$0.98	$3.53	$2.37
Non-GAAP adjustments:
Restructuring related and other	0.06	0.02	0.17	0.12
Financing and other transaction costs	0.04	0.03	(0.24)	0.05
(Gain)/loss on commodity and other hedges	(0.01)	(0.01)	0.07	(0.04)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.22	0.23	0.83	0.96
Deferred income tax expense and other tax (benefit)/expense, net	(0.90)	(0.39)	(0.76)	(0.32)
Amortization of debt issuance costs	0.01	0.01	0.04	0.04
Adjusted EPS	$0.95	$0.87	$3.65	$3.19

Percentage change in adjusted EPS	9.2%		14.4%
Less: year-over-year impact due to:
Foreign currency exchange rate differences	2.3%		2.5%
Acquisition and divestiture, net	(4.6%)		(1.6%)
Organic adjusted EPS growth	11.5%		13.5%

The following unaudited tables reconcile Sensata’s net income to adjusted EBIT for the three month and full year periods ended December 31, 2018 and 2017. Percentage amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	$ in thousands		% of net revenue
	Three months ended December 31,		Three months ended December 31,
	2018	2017	2018	2017
Net income	$254,099	$169,129	30.0%	20.1%
Interest expense, net	38,871	39,183	4.6%	4.7%
Benefit from income taxes	(134,706)	(53,675)	(15.9%)	(6.4%)
Earnings before interest and taxes (“EBIT”)	158,264	154,637	18.7%	18.4%
Non-GAAP adjustments:
Restructuring related and other	9,764	3,032	1.2%	0.4%
Financing and other transaction costs	6,070	4,729	0.7%	0.6%
Gain on commodity and other hedges	(1,253)	(2,124)	(0.1%)	(0.3%)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	36,170	40,294	4.3%	4.8%
Adjusted EBIT	$209,015	$200,568	24.7%	23.9%

Year-over-year change	4.2%		80 bps
Less: year-over-year impact due to:
Foreign currency exchange rate differences	1.8%		60 bps
Acquisition and divestiture, net	(2.7%)		(20) bps
Organic adjusted EBIT growth	5.1%		40 bps

	$ in thousands		% of net revenue
	Full year ended December 31,		Full year ended December 31,
	2018	2017	2018	2017
Net income	$598,995	$408,357	17.0%	12.3%
Interest expense, net	153,679	159,761	4.4%	4.8%
Benefit from income taxes	(72,620)	(5,916)	(2.1%)	(0.2%)
EBIT	680,054	562,202	19.3%	17.0%
Non-GAAP adjustments:
Restructuring related and other	28,035	21,331	0.8%	0.6%
Financing and other transaction costs	(40,344)	9,267	(1.1%)	0.3%
Loss/(gain) on commodity and other hedges	12,499	(7,365)	0.4%	(0.2%)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	141,193	165,040	4.0%	5.0%
Adjusted EBIT	$821,437	$750,475	23.3%	22.7%

Year-over-year change	9.5%		60 bps
Less: year-over-year impact due to:
Foreign currency exchange rate differences	1.8%		10 bps
Acquisition and divestiture, net	(1.0%)		(10) bps
Organic adjusted EBIT growth	8.7%		60 bps

The following unaudited table reconciles Sensata’s projected (GAAP) diluted net income per share to its projected adjusted EPS for the first quarter ended March 31, 2019 and full year ended December 31, 2019. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended March 31, 2019		Full year ended December 31, 2019
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.54	$0.54	$2.62	$2.71
Restructuring related and other	0.02	0.03	0.15	0.17
Financing and other transaction costs	—	0.01	0.03	0.04
(Gain)/loss on commodity and other hedges*	—	—	—	—
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.22	0.22	0.86	0.86
Deferred income tax and other tax expense/(benefit), net	0.04	0.06	0.24	0.28
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected adjusted net income per diluted share	$0.83	$0.87	$3.94	$4.10

*
We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2019 diluted net income per share.  In prior years such adjustments have been significant to our reported GAAP earnings.

# # #

Contact:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
joshua.young@sensata.com	ataxiarchos@sensata.com